Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

              Astro-Med Updates on Investor Relations Campaign

Contact:	Albert W. Ondis, CEO
Joseph P. O’Connell, CFO	December 4, 2006
Astro-Med, Inc.
(401) 828-4000

West Warwick, RI – December 4, 2006 – During the past year, Astro-Med, Inc. (NASDAQ:ALOT), along with its independent investor relations firm, SM Berger & Company, has increased efforts to communicate the Company’s investment merits to the investment community. Recently, the Company met with institutional investors in New York City and Boston. In 2007, the Company is scheduled to present at the Needham & Company Growth Conference in New York City, and at the AeA Micro Cap Financial Conference in Monterey, CA, in addition to private meetings with institutional investors in other financial centers. The Company’s most recent investment presentation is available on its web site, www.astro-medinc.com.

Albert W. Ondis, Chairman and Chief Executive Officer of Astro-Med, stated, “Astro-Med’s business outlook has never been better. We are committed to communicating the strong financial performance of the Company as well as its growth drivers, which are our innovative new products. These growth drivers include the Vivo! Digital Color Label Printing System, the Toughwriter Ruggedized Airborne Page Printing System, and the Aura PSG Wireless Sleep Study System.

“We remain optimistic that the Company will record significant financial growth in Fiscal 2007 with revenues over $65,000,000, compared to $59,301,000 last fiscal year. In addition, we estimate net income per diluted share to range between $0.36 and $0.42, which does not include income from the sale of real estate in the Fiscal 2007 third quarter.”

Mr. Ondis concluded, “Through November 30, 2006, Astro-Med’s stock has appreciated over 20 percent in the current fiscal year and we have increased the number of shares outstanding by splitting the stock five-for-four while maintaining our $0.05 quarterly cash dividend. We look forward to communicating our future successes with investors and plan to release our Fiscal 2007 full year and fourth quarter financial results in March 2007.”

Astro-Med, Inc. is a leading manufacturer of specialty instrument systems and supplies, marketed worldwide under the brand names Astro-Med, QuickLabel Systems and Grass Technologies. Astro-Med, Inc. products are employed around the world for industrial and scientific test and measurement applications, for product identification applications in consumer and industrial markets, and for clinical and research purposes in the field of life sciences.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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